UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) March 14, 2006


                        American Soil Technologies, Inc.
             (Exact name of registrant as specified in its chapter)



           Nevada                       000-22855                 95-4780218
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)                File Number)          Identification No.)


       12224 Montague Street
            Pacoima, CA                                             91331
(Address of principal executive offices)                         (Zip Code)


        Registrant's telephone number, including area code (818) 899-4686


                                       N/A
          (Former name or former address, if changed since last report)

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 6, 2006, American Soil Technologies, Inc. (the "Company") entered into a Professional Services Agreement (the "Agreement") with Grosvenor Financial Partners, LLC, a Delaware corporation, located in New Jersey ("Grosvenor").

The Agreement provides that Grosvenor will provide advisory and consulting services in connection with qualifying suitable strategic partners and other business opportunities. The Agreement has a term of three years from the date an introduction is made. The Company will pay Grosvenor $2,500 per month for five months and $5,000 per month for twelve months if the Company enters into a strategic partnership agreement with a client introduced by Grosvenor.

On March 8, 2006, the Company entered into a Brokerage Services Agreement (the "Brokerage Agreement") with Alchemy Alternatives, Inc., a registered broker/dealer with the Securities and Exchange Commission and member of the National Association of Securities Dealers, Inc., located in California ("Alchemy").

The Brokerage Agreement provides that Alchemy will provide brokerage and advisory services in connection with obtaining financing for the Company in an amount up to $10,000,000. The Agreement has a term of three years from the date an introduction is made. The Company will pay Alchmey a cash fee of 10% and securities in the amount of 10% of the amount of financing received from an introduction by Alchemy.

The Company believes that Grosvenor and Alchemy are related parties to each other. There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to the Agreement and the Brokerage Agreement.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 14, 2006                  AMERICAN SOIL TECHNOLOGIES, INC.


                                       By: /s/ Carl P. Ranno
                                          -------------------------------------
                                          Carl P. Ranno
                                          Chief Executive Officer and President